For ZTR:
The Annual Meeting of Shareholders of The Zweig Total Return Fund, Inc. was held on May 11, 2010. The meeting was held for the purposes electing two (2) nominees to the Board of Directors.


The results of the above matters was as follows:

DIRECTORS

George R. Aylward
      Votes For   Votes Against    Votes Withheld    Abstentions
     93,250,740       N/A             6,207,763           N/A

Alden C. Olson
      Votes For   Votes Against    Votes Withheld    Abstentions
      92,878,656      N/A             6,579,847           N/A


Based on the foregoing George R. Aylward and Alden C. Olson, were re-elected as Directors. The Fund's other Directors who continue in office are Charles H. Brunie, Wendy Luscombe, James B. Rogers,
Jr. and R. Keith Walton.



The Annual Meeting of Shareholders of The Zweig Total Return Fund, Inc. (the "Fund") reconvened on June 2, 2010, solely to vote on the below matter.

The proposal to amend ZTR's charter to require board consideration of various actions instead of a mandatory shareholder vote whether to convert ZTR to an open-end investment company when ZTR's shares trade at or greater than a specified discount from net asset value

      FOR            AGAINST       ABSTAIN

   57,682,138      10,173,255      1,723,064